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                                                                    Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of Securus Technologies, Inc. on Form S-4 of our report dated April 16, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for intangible assets in 2002) related to the consolidated financial statement of Evercom Holdings, Inc. and subsidiaries as of December 31, 2003 and 2002 and for each of the three years ended December 31, 2003, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the headings "Selected Consolidated Financial Data-Evercom" and "Experts" in such prospectus.

/s/ Deloitte & Touche LLP
Dallas, Texas
May 12, 2005